UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 25, 2010

FREEDOM RESOURCES
ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32735	87-0567033
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4265 San Felipe Street, Suite 1100, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 327-7417

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 25, 2010, Neil Christiansen, a director since 1996, submitted notice of his resignation as a member of the Board of Directors (the “Board”) of Freedom Resources Enterprises, Inc. (the “Company”), effective immediately. Mr. Christiansen’s resignation did not result from any disagreements with management of the Company or the Board on any matter relating to the Company's operations, policies or practices.

On May 28, 2010, the Board voted to appoint Daniel Carlson, the Company’s Chief Financial Officer, as a director of the Company, effective immediately.  Mr. Carlson was appointed to serve as the Company’s Chief Financial Officer and Treasurer on May 6, 2010.  Mr. Carlson is also the Chief Financial Officer for LIFE Power & Fuels LLC, the Company’s majority stockholder.  Mr. Carlson has served as a Managing Director of European American Equities, Inc., a registered broker-dealer, since January 2009.  Prior to joining European American Equities, Inc., Mr. Carlson worked with Primary Capital for two years as Head of Institutional Sales, where he focused on reverse merger and PIPE transactions in the United States for Chinese companies.  Mr. Carlson currently serves on the board of directors of China Precision Steel, Inc., a NASDAQ-listed Chinese steel processor.  Previously, Mr. Carlson was a Managing Director at BayStar Capital, a leading hedge fund in the PIPE space, where he was Head of Trading from 2004 through 2006;  he was the Head of Trading/Analyst at Azure Capital Partners, a Venture Capital/Crossover fund investing in the technology industry from 2000 through 2002; and, from 1995-2000, he was a Senior Trader for RCM Capital Management, a 50+ billion dollar asset management firm, where he specialized in trading small cap securities.  Mr. Carlson holds a Bachelor of Arts degree in Economics from Tufts University achieved in 1989.

There is no arrangement or understanding between Mr. Carlson and any other person, pursuant to which Mr. Carlson is to be appointed as a director.  Mr. Carlson is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 1, 2010

FREEDOM RESOURCES ENTERPRISES, INC.

By:	/s/ Edward Mooney
Edward Mooney President and Chief Executive Officer